MetroBank Learning from the past. Moving to the future. Hoefer & Arnett 2004 Asian Banking Conference Tuesday, November 9, 2004

Forward-Looking Statements The statements contained in this presentation that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp's control. Actual results could differ materially from those projected due to changes in interest rates, competition in the industry, changes in local and national economic conditions and various other factors. Additional information concerning such factors that could affect MetroCorp is contained in MetroCorp's filings with the SEC.

Solid Tradition and Foundation

18 Years of Growth and Opportunity Largest publicly-owned Asian-American bank in the Southeast U.S. $900 million+ asset base Profitable each year 75% of our employees are multilingual Established foothold in Houston/Dallas

Mission MetroBank is a high-performance community bank dominant in the Asian market, with the highest quality of service and product value. We acquire and develop innovative, optimal and professional core competencies to meet the current and emerging needs of our market with passion and urgency.

Asian population in US, 2000 Growing at an average annual rate of 3.8% The Asian population in Texas is about 16.5% of the Asian population of California. Source: U.S. Census, 2000

Asian population in Texas, 2000 Growing at an average annual rate of 4.5%

MetroBank Locations, Houston

MetroBank Locations, Dallas Opportunity

CDs > $100,000

DDAs > $100,000

MetroBank History 1987 Bank opens for business 1988 Name change 1989 1st acquisition; Initial loan agreement with SBA 1998 NASDAQ listing

Profitable every year

Non-Performing Assets

Assets vs. NPAs Trend

Loan Mix

Industry Concentration

Net Charge-offs

Efficiency Ratios

Management and Culture

Customer Focused

Leaders An average of 20 years of banking experience Don J. Wang Chairman of the Board George M. Lee President, CEO, Executive Vice Chair of MetroCorp David Tai Chief Business Development Officer, President of Bank Bert Baker Chief Lending Officer David Choi Chief Financial Officer Allen Cournyer Chief Information and Operations Officer Kevin Shu Chief Accounting Officer Esau Liu Regional President - Dallas Michelle Phung Chief Human Resources Officer Terrance Tangen Chief Credit Officer

Management Teams David Tai & Bert Baker Business Development Terry Tangen & Steve Sung Asset Quality Allen Cournyer & Andy Ho Technology and Operations Michelle Phung & Rosie Antoine Human Resources David Choi & Kevin Shu Finance/Accounting Diverse Skills. Diverse Cultures.

Moving Forward

Opportunities Transfer of wealth between generations Transfer of capital between continents Successful second generation Asian- American professionals Chinese economy Texas economy Growing Asian population and wealth in Texas

Capturing opportunities Focus on mission Balance culture with professional training Hiring, training, and upgrading Process driven/integration Data/research driven Inter-departmental integration

Integration of Functions

Integration of Functions

Integration of Functions

Investments in Resources Sarbanes-Oxley compliance Balancing expense with execution Recruiting and development Branding Setting optimal objectives and incentive plans Technology

Expectations Much improved asset quality Efficiency ratio improvement Balanced asset/earning growth Diversification of core business portfolio Improved investor relationships Brand/Image improvement

Gee Hwei